Exhibit 99.1

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bluegreen(R)


CONTACT:                      -OR-                INVESTOR RELATIONS COUNSEL:
Bluegreen Corporation                             The Equity Group Inc.
John Chiste                                       Devin Sullivan
Chief Financial Officer                           (212) 836-9608
(561) 912-8010                                    dsullivan@equityny.com
john.chiste@bxgcorp.com                           Adam Prior
                                                  (212) 836-9606
                                                  aprior@equityny.com

                              FOR IMMEDIATE RELEASE

        BLUEGREEN CORPORATION REPORTS RECORD FOURTH QUARTER AND YEAR-END
                               FINANCIAL RESULTS

2003 Highlights Compared to 2002

      o     Resorts sales in Q4 rise 38% to record $62.9 million

      o     Annual Resort sales increase 43% to record $253.9 million

      o     Q4 Communities sales up 71% to record $38.7 million

      o Net income in Q4 rises 18% to record $7.3 million, or $.26 per diluted share

      o Annual net income increases 138% to record $25.8 million, or $.94 per diluted share

Boca Raton, FL - January 20, 2004 - Bluegreen Corporation (NYSE: BXG), a leading U.S. developer and marketer of drive-to vacation ownership resorts ("Bluegreen(R) Resorts") and planned residential and golf communities ("Bluegreen Communities"), today announced record sales and net income for the fourth quarter and year ended December 31, 2003 (see attached tables).

George F. Donovan, President and Chief Executive Officer of Bluegreen, commented, "We believe that 2003 was the most successful year in Bluegreen's history. Higher sales, improved operating efficiencies, an expanded portfolio of properties and a deep respect for the customer produced record profits for the 2003 fourth quarter and year. We continue to focus on pursuing growth opportunities in each of our businesses and providing high-quality leisure and lifestyle experiences."

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Bluegreen Corporation                                                     Page 2
January 20, 2004


RECORD NET INCOME

Net income for the fourth quarter of 2003 rose 18% to a fourth quarter record $7.3 million, or $.26 per diluted share on approximately 29.7 million weighted average common and common equivalent shares outstanding ("shares outstanding"), versus net income of $6.1 million, or $.23 per diluted share on approximately
28.8 million shares outstanding, for the same period last year. Net income for the 2002 fourth quarter included an after-tax gain of $3.3 million, or $.10 per diluted share, directly related to the completion of a $170.2 million private offering of timeshare loan-backed securities in December 2002. Bluegreen did not complete a similar transaction in 2003.

Net income for 2003 rose 138% to a record $25.8 million, or $.94 per diluted share on approximately 29.3 million shares outstanding, versus net income of $10.8 million, or $.44 per diluted share on approximately 28.8 million shares outstanding, last year. Net income for the 2002 twelve-month period included the cumulative effect of a change in accounting principle relating to a previously disclosed, one-time write off of deferred telemarketing costs, effective April 1, 2002, that reduced net income in 2002 by approximately $5.9 million, net of tax, or $.19 per diluted share.

RECORD RESORTS AND COMMUNITIES SALES

Resorts sales in the fourth quarter of 2003 increased 38% to a record $62.9 million from $45.5 million in the same period last year. Resorts sales for 2003 rose 43% to a record $253.9 million from $177.4 million last year. Higher sales in these periods were due primarily to continued same-resort sales increases at a majority of Bluegreen's properties. Bluegreen also experienced continued strong sales of the Bluegreen Vacation Club(R) product through the three new resort sales offices and one new off-site sales office added in 2003. During the fourth quarter of 2003, Bluegreen commenced sales at The Fountains Resort (formerly known as Oasis Lakes) in Orlando, FL and Grande Villas at World Golf Village in St. Augustine, FL.

Communities sales in the fourth quarter of 2003 increased 71% to a record $38.7 million from $22.7 million in the same period last year. This increase was due primarily to strong sales at: Traditions of Braselton(TM), a Bluegreen golf community located near Atlanta, GA that commenced sales in April 2003; Sanctuary Cove at St. Andrews Sound, a Bluegreen Golf Community located among Georgia's Golden Isles that opened for sales in December 2003; and new properties in Texas and North Carolina that opened during 2003 including Silver Lakes Ranch (Sunset,
TX), Quail Springs Ranch (Peaster, TX) and Catawba Falls Preserve (Black Mountain, NC). Sales of Communities in 2003 reached $104.4 million and increased 3% from 2002 Communities sales. Recognition of Communities sales in 2003

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Bluegreen Corporation                                                     Page 3
January 20, 2004


was impacted by the effect of percentage-of-completion accounting. As of December 31, 2003, approximately $18.9 million and $8.1 million of communities sales and profits, respectively, were deferred under the percentage-of-completion method of accounting. We expect these amounts will be recognized in future periods ratably with the development of the projects.

Other resort and communities operations revenue for 2003 increased 66% to $55.4 million from $33.3 million last year due primarily to the operations of a mini-vacation package sales and marketing business which the Company obtained as a result of the September 2002 acquisition of substantially all of the assets of TakeMeOnVacation LLC and affiliates.

INCREASED EFFICIENCY OF OPERATIONS

In addition, the Company believes that its sales and marketing strategies, and customer focus, contributed to increased operating efficiency. In this regard, while total sales for the fourth quarter of 2003 increased 49%, selling, general and administrative expenses as a percentage of total sales declined to 55% from 60% in the same period last year. For all of 2003, selling, general and administrative expenses as a percentage of total sales declined to 57% from 58%, despite an annual sales increase of 29%.

Total positive net interest spread (interest income less interest expense) was $3.5 million in 2003 as compared to $3.1 million in 2002.

FINANCIAL POSITION

Bluegreen's balance sheet at December 31, 2003 reflected a book value of $7.50 per share and a debt-to-equity ratio of 1.37:1.

In December 2003, Bluegreen increased its revolving vacation ownership receivables purchase facility with Resort Finance LLC to $150.0 million, from $100.0 million, and extended the facility through September 30, 2004, from March 31, 2004. Bluegreen also increased its unsecured line of credit with Wachovia Bank, NA to $15.0 million, from $12.5 million, and extended the maturity of the line until December 31, 2004, from December 31, 2003.

Bluegreen Corporation                                                     Page 4
January 20, 2004


A PORTFOLIO OF LEISURE AND LIFESTYLE CHOICES

Mr. Donovan commented, "During 2003, we continued to provide attractive, amenity-rich lifestyle choices to our customers while expanding our portfolio of resorts, entering new markets, and strengthening our operating and management infrastructure. Our resort properties allow our customers to vacation when they want to, wherever they want to at any Bluegreen Vacation Club resort for a lifetime. On the Communities side, we continue to sell homesites directly to consumers, thus allowing them, not builders or developers, to make such important decisions as location, style and size of their home. Thousands of owners in Bluegreen Golf communities have chosen this value-enhanced way to create the custom home of their dreams. We continue to be supported in our efforts by a dedicated management team and Board of Directors. We look forward to 2004 with confidence."

Bluegreen is one of the leading companies engaged in the acquisition, development, marketing and sale of vacation ownership resorts and residential homesites. Bluegreen Resorts are located in a variety of popular vacation destinations, including: Orlando, Florida; St. Augustine, Florida; Surfside, Florida; the Smoky Mountains of Tennessee; Myrtle Beach, South Carolina; Charleston, South Carolina; Wisconsin Dells, Wisconsin; Gordonsville, Virginia; Branson, Missouri; Ridgedale, Missouri; Boyne Mountain, Michigan; and Aruba, while its Bluegreen Communities operations are predominantly located in the Southeastern and Southwestern United States.

This press release contains forward-looking statements and the Company desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 in connection with these statements. Statements contained herein are not statements of historical fact may be deemed forward-looking statements. The words "believe," "expect," "intend," "anticipate," "project," "may," "should," "designed to," "estimate," "hope," "plan" and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. The Company does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and many of which are beyond the Company's control. Future events could differ materially from those set forth in, contemplated by, or underlying such forward-looking statements. The risks and uncertainties to which forward-looking statements are subject to include, but are not limited to, the following: that sales and marketing strategies will not be as successful as anticipated, new properties may not be successful, that Company estimates of the total anticipated cost of its real estate projects increase and therefore adversely impact profits recognized under the percentage-of-completion method of accounting, that the Company's sources of financing may not be available or prove to be sufficient, that the Company may not be able to consummate future sales of receivables or may not realize a gain on sales of these receivables, that the Company's estimates of the key assumptions that are related to its valuation of the fair value of its retained interests in notes receivable sold may adversely change, that the efficiency of the Company's operations may decrease and net income may decrease and the other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission, including its most recent Transition Report on Form 10-KT filed on March 31, 2003, its Quarterly Report on Form 10-Q filed on November 14, 2003 and its Form 10-K to be filed on or before March 30, 2004.

                                  ### #### ###

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Bluegreen Corporation                                                     Page 5
January 20, 2004


                              BLUEGREEN CORPORATION
                    Condensed Consolidated Income Statements
                        (In 000's, Except Per Share Data)

                                                                  Three Months Ended                  Year Ended
                                                                  ------------------                  ----------
                                                             December 31,     December 31,    December 31,     December 31,
                                                                2003             2002             2003              2002
                                                                ----             ----             ----              ----
REVENUES:
Bluegreen Resorts sales                                       $  62,879        $  45,494        $ 253,939        $ 177,406
Bluegreen Communities sales                                      38,684           22,662          104,373          101,174
                                                              ---------        ---------        ---------        ---------
Total sales                                                     101,563           68,156          358,312          278,580
Other resort and communities operations revenue                  12,802           12,773           55,394           33,334
Interest income                                                   5,228            4,454           17,536           15,827
Gain on sale of notes receivable                                  3,203            6,767            6,563           12,101
Other income                                                         41               --              649               --
                                                              ---------        ---------        ---------        ---------
Total operating revenues                                        122,837           92,150          438,454          339,842
                                                              ---------        ---------        ---------        ---------

EXPENSES:
Cost of sales:
    Bluegreen Resorts cost of sales                              12,368           10,513           51,695           43,422
    Bluegreen Communities cost of sales                          20,276           13,434           57,315           56,893
                                                              ---------        ---------        ---------        ---------
Total cost of sales                                              32,644           23,947          109,010          100,315
Cost of other resort and communities operations                  16,629           14,344           59,825           32,596
Selling, general and administrative expense                      55,305           40,751          204,164          162,206
Interest expense                                                  4,410            3,280           14,036           12,712
Provision for loan losses                                           569              190            6,094            4,000
Other expense                                                        --              385               --            1,405
                                                              ---------        ---------        ---------        ---------
Total operating expenses                                        109,557           82,897          393,129          313,234
                                                              ---------        ---------        ---------        ---------
Income before minority interest and provision
    for income taxes                                             13,280            9,253           45,325           26,608
Minority interest in income of consolidated subsidiary            1,455              402            3,330            1,047
                                                              ---------        ---------        ---------        ---------
Income before provision for income taxes                         11,825            8,851           41,995           25,561
Provision for income taxes                                        4,553            2,703           16,168            9,136
                                                              ---------        ---------        ---------        ---------
Income before cumulative effect of change in
   accounting principle                                           7,272            6,148           25,827           16,425
Cumulative effect of change in accounting
   principle, net of tax                                             --               --               --           (5,929)
Minority interest in cumulative effect of change
   in accounting principle, net of tax                               --               --               --             (350)
                                                              ---------        ---------        ---------        ---------

Net income                                                    $   7,272        $   6,148        $  25,827        $  10,846
                                                              =========        =========        =========        =========

Net income per share:
   Basic:
     Income before cumulative effect of change
       in accounting principle                                $    0.29        $    0.25        $    1.05        $    0.67
     Cumulative effect of change in accounting
       principle, net of tax                                         --               --               --            (0.23)
                                                              ---------        ---------        ---------        ---------
     Net income                                               $    0.29        $    0.25        $    1.05        $    0.44
                                                              =========        =========        =========        =========
   Diluted:
     Income before cumulative effect of change
       in accounting principle                                $    0.26        $    0.23        $    0.94        $    0.63
     Cumulative effect of change in accounting
       principle, net of tax                                         --               --               --            (0.19)
                                                              ---------        ---------        ---------        ---------
     Net income                                               $    0.26        $    0.23        $    0.94        $    0.44
                                                              =========        =========        =========        =========
Weighted average number of common and
   common equivalent shares:
     Basic                                                       24,871           24,543           24,671           24,472
                                                              =========        =========        =========        =========
     Diluted                                                     29,688           28,825           29,263           28,783
                                                              =========        =========        =========        =========

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Bluegreen Corporation                                                     Page 6
January 20, 2004

                              BLUEGREEN CORPORATION
                      Condensed Consolidated Balance Sheets
                                   (in 000's)

                                                        December 31,      December 31,
                                                            2003              2002
                                                            ----              ----
ASSETS

Cash and cash equivalents (unrestricted)                $   39,491        $   26,354
Cash and cash equivalents (restricted)                      33,540            20,551
Contracts receivable, net                                   25,522            16,230
Notes receivable, net                                       94,194            61,795
Inventory, net                                             219,890           173,131
Retained interests in notes receivable sold                 60,975            44,228
Property and equipment, net                                 63,430            51,787
Other assets                                                33,364            39,916
                                                        ----------        ----------
Total assets                                            $  570,406        $  433,992
                                                        ==========        ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Accounts payable, accrued liabilities and other         $   54,683        $   37,415
Deferred income                                             18,646            19,704
Deferred income taxes                                       48,225            31,200
Lines-of-credit and notes payable                          112,779            39,769
10.50% senior secured notes payable                        110,000           110,000
8.25% convertible subordinated debentures                   34,371            34,371
                                                        ----------        ----------
Total liabilities                                          378,704           272,459

Minority interest                                            4,648             3,250

Total shareholders' equity                                 187,054           158,283
                                                        ----------        ----------
   Total liabilities and shareholders' equity           $  570,406        $  433,992
                                                        ==========        ==========
